Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of June 19, 2000, by and between Geo Petro Resources Company, a California corporation located at One Maritime Plaza, Suite 400, San Francisco, California 94111, together with its successors and assigns permitted under this Agreement (hereinafter the “Company”) and J. Chris Steinhauser, an individual and resident of the State of California (hereinafter “Employee”) located at 26 Moonlight, Irvine, California 92612.

WHEREAS, Employee desires to become employed by the Company on a full-time basis as its Chief Financial Officer and Vice President of Finance; and

WHEREAS, the Company and Employee desire to enter into an agreement to provide for Employee’s employment by the Company, upon the terms and conditions set forth herein:

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company agrees to employ Employee, and Employee accepts such employment and agrees to perform his duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1  Employment Term. The terms of Employee’s employment under this Agreement shall commence as of June 19, 2000 (the “Effective Date”) and shall continue until two (2) years after the Effective Date (the “Termination Date”), unless earlier terminated in accordance with Section 3 hereafter. The period commencing as of the Effective Date and ending on the Termination Date is hereinafter referred to as the “Employment Term”.

1.2  Duties and Responsibilities. During the Employment Term, Employee shall serve as Chief Financial Officer of the Company or shall serve in such other capacity as appointed by the President of the Company (the “President”), and shall report to the President. During the Employment Term, Employee agrees to perform all employment duties and responsibilities that shall be assigned and required by the President or such other duties and responsibilities in such other capacity as the President shall assign to him from time to time.

1.3  Outside Activities. During his employment, Employee shall devote his full energies, interest, abilities, and productive time to the performance of this Agreement and shall not, without the Company’s prior written consent, render to others services of any kind for compensation, or engage in any other activity (with or without compensation) that would interfere with the performance of his duties under this Agreement.

1.4  Covenant Not to Compete. During the Employment Term, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder (other than as a shareholder owning less than five percent (5%) of a publicly traded company), or otherwise, promote, participate, or engage in any activity or other business that directly competes with the Company’s business.

1.5  Base Salary. For all the services rendered by Employee hereunder, the Company shall pay Employee a base salary (the “Base Salary”) at the annual rate of $108,000. Employee’s Base Salary shall be payable in installments at such times as the Company customarily pays its other employees.

1.6  Bonus. At the Effective Date, Employee shall receive a cash bonus of $10,000. Employee shall receive an additional $10,000 bonus upon the successful completion of the first merger between the Company and another entity, and an additional $10,000 bonus upon the effectiveness of the Company’s registration statement under the Securities Exchange Act of 1934 or the Securities Act of 1933. Employee also may be eligible to receive a discretionary bonus each year during the Employment Term (“Annual Bonus”), which, if any, shall be earned based on criteria established by the President from time to time and shall be paid in the sole discretion of the President either in cash or equity in the Company. Employee’s Annual Bonus, if any, shall be paid to him in accordance with the Company’s generally payroll practices with regard to bonuses of such type.

1.7  Warrant Compensation. Upon execution of this Agreement, the Company shall issue 250,000 warrants, subject to vesting requirements as set forth, to Employee entitling Employee to purchase non-callable no par voting common stock of the Company. Each warrant shall entitle the holder thereof to purchase one share of common stock as follows:

Term	Exercise Price per Share	# of Shares Underlying Warrants	Vesting*
5 years	$2.00	30,000	Immediately
5 years	$2.00	30,000	One Year
5 years	$2.00	30,000	Two Years
5 years	$2.00	30,000	Three Years
5 years	$2.00	30,000	Four Years
		150,000

Term	Exercise Price per Share	# of Shares Underlying Warrants	Vesting*
5 years	$3.00	6,666	Immediately
5 years	$3.00	6,666	One Year
5 years	$3.00	6,666	Two Years
5 years	$3.00	6,666	Three Years
5 years	$3.00	6,669	Four Years
		33,333

Term	Exercise Price per Share	# of Shares Underlying Warrants	Vesting*
5 years	$4.00	6,666	Immediately
5 years	$4.00	6,666	One Year
5 years	$4.00	6,666	Two Years
5 years	$4.00	6,666	Three Years
5 years	$4.00	6,669	Four Years
		33,333

*              Length of time after the effective date.

Term	Exercise Price per Share	# of Shares Underlying Warrants	Vesting*
5 years	$5.00	5,555	Immediately
5 years	$5.00	5,555	One Year
5 years	$5.00	5,555	Two Years
5 years	$5.00	5,555	Three Years
5 years	$5.00	5,559	Four Years
		33,334
TOTAL WARRANTS		250,000

*              Length of time after the effective date.

Subject to the vesting provisions above, the warrants may be exercised from the Effective Date until 11:59 p.m. (San Francisco time) on the date that is five years after the date of this Agreement. Each warrant not exercised on or before the expiration date shall expire. The no par voting common shares issued pursuant to the warrant exercises shall be identical in all respects to the currently outstanding no par common of the Company. The Company shall include the shares of common stock reserved for issuance under the above-described warrants in any registration statement it files during the Employment Term, subject to any limitations imposed by an underwriter on the amount of such shares that can be included in such registration, and Employee shall be subject to all lock-ups (restricting his resale rights) imposed by the underwriter on the Company’s other management shareholders.

Employee shall also be entitled to participate annually in any incentive stock option plan (“Plan”) adopted by the Company and in effect during the year(s) Employee is employed by the Company. Compensation received as a result of participation in a Plan adopted by the Company shall be referred to as the “Incentive Compensation.” Incentive Compensation shall be determined at the sole discretion of the President.

1.8  Benefit Coverages. During the Employment Term, Employee shall be entitled to participate in all employee pension and welfare (medical and dental) benefit plans and programs made available to the Company’s employees generally, as such plans or programs may be in effect from time to time (the “Benefit Coverages”). Employee shall be entitled to three weeks paid vacation per year. In addition, Employee shall be entitled to holidays and sick days in accordance with the Company’s policies and procedures.

2. Indemnification; Insurance. The Company shall indemnify Employee to the fullest extent permitted under the Company’s Articles of Incorporation and Bylaws and allowed under applicable law. Employee shall be covered by the Company’s officer and director liability insurance policy in effect at the time of any claim. The Company agrees to maintain an officer and director liability insurance policy in effect during the term of this Agreement which provides an aggregate limit of at least $3,000,000 and a deductible of not more than $100,000.

3. Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

3.1  Disability. The Employment Term shall terminate if: (1) Employee is unable to perform the essential functions of his job including any of his duties and responsibilities by reason of illness, injury or incapacity for three (3) consecutive months, or for more than six (6) months in the aggregate during any period of eighteen (18) calendar months; and (2) the Company is unable to reasonably accommodate the Employee’s disability. Employee agrees, in the event of a dispute concerning any disability, to submit to a physical examination by a licensed physician and/or other professional evaluator(s) selected by the Company. If the Employment Term is terminated as a result of disability, Employee shall be entitled to the continued right to exercise any stock warrants granted to Employee hereunder which have vested as of the date of termination, but all unvested warrants shall be terminated and canceled. For avoidance of doubt, Employee acknowledges that he shall not be entitled to receive any Base Salary or portion of an Annual Bonus while he is unable to perform his job duties (other than accrued sick leave and vacation) during such period of time prior to a determination of whether or not Employee is disabled.

3.2  Death. The Employment Term shall terminate upon Employee’s death. In such event, the Company shall pay to Employee’s executors, legal representatives, or administrators, as applicable, an amount equal to the installment of Employee’s Base Salary through the date of Employee’s death. In addition, Employee’s estate shall be entitled to: (i) any other amounts earned, accrued or owing but not yet paid under Section 1.8 above; and (ii) the continued right to exercise any vested stock warrant granted to Employee hereunder for the remaining term of the warrant, however, all unvested warrants as of the date of death shall be terminated and canceled.

The Company shall have no liability or obligation under this Agreement to Employee’s executors, legal representatives, administrators, heirs or assigns, or any other person claims under or through Employee except as specifically provided in this Agreement.

3.3  Cause. The Company may terminate the Employment Term at any time for “cause.” Upon such termination, all payments to the Employee required by this Agreement shall immediately cease, except for unpaid Base Salary to the extent already accrued and benefits accrued, earned, or owing but not yet paid under Section 1.8 above. For purposes of this Agreement, the term “cause” shall be: (a) any felonious conduct by Employee; (b) fraud, dishonesty or similar conduct by Employee in connection with the Company; (c) any embezzlement or misappropriation of funds or property of Company by Employee; (d) a material breach by Employee of the terms of his employment (which for purposes of this Agreement shall include, without limitation, Executive’s engaging in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates that has not been approved by the President, as well as Employee’s failure to perform assigned duties as required under this Agreement), if in any such case such material breach remains uncured after 15 days (or the minimum number of days required to cure such breach if greater than 15) have elapsed following the date that the Company gave Executive written notice of that breach. In the event that Employee is able to cure, this Agreement shall continue in full force and effect. In the event of for “cause” termination all warrants issued by the Company to Employee which are unvested as of the date of termination shall be terminated and canceled; provided, however, Employee shall retain all warrants which are vested as of such date. Upon Employee’s termination “for cause,” Employee shall only be entitled to receive: (i) his Base Salary through the date the termination occurs; and (ii) any benefits earned, accrued or owing but not yet paid under Section 1.8 above, but Employee shall not be entitled to any portion of an Annual Bonus for the year of termination.

3.4  Severance. Company shall have the right to terminate Employee “without cause” upon the payment of the “Severance Benefits.” Severance Benefits shall mean, for purposes of this Agreement, the payment of the following:

(a)           cash payments equal to the lesser of (i) three months Base Salary or (ii) Base Salary through the remainder of the Employment Term, payable at such times as the Company’s customary payroll policy;

(b)           in the event of termination “without cause,” Employee may retain all warrants issued pursuant to this Agreement, whether or not vested as of such date.

4. Survivorship. The respective rights and obligations of the parties as provided for in this Agreement shall survive any termination of the Employee’s employment to the extent necessary to preserve such rights and obligations.

5. Other Provisions.

(a)           The Company agrees to grant time off for and reimburse Employee for attending up to 40 hours of continuing education classes per year. Employee agrees that such continuing education shall be SEC and financial reporting related.

(b)           The Company shall reimburse Employee for 50% of actual and reasonable cost of moving household effects (excluding costs relating to the sale or subletting of a residence) to the San Francisco Bay Area, and for the actual and reasonable cost of two house-hunting trips to the San Francisco Bay Area.

6. Notices. Any notice required to be given hereunder shall be delivered personally or shall be sent by certified United States mail, postage prepaid, return receipt requested, by overnight courier, or by facsimile, to the respective parties at the addresses set forth in this Agreement.

7. Employee’s Representations. Employee hereby represents and warrants to the Company that he (a) is not now under any contractual or statutory obligation that is materially inconsistent or in conflict with this Agreement or that would prevent, limit, or impair Employee’s performance of his obligations under this Agreement; (b) has been represented by legal counsel in preparing, negotiating, executing, and delivering this Agreement; and (c) fully understands its terms and provisions.

8. Contents of Agreement; Amendment and Assignment.

(a)           This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the President and executed on its behalf by a duly authorized officer.

(b)           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.

9. Severability. If any provision of this Agreement or applicable thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

10. No Waiver. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

11. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

12. Governing Law. This Agreement shall be governed by and interpreted under the law of the State of California without reference to any choice or conflict of laws provisions.

13. Entire Agreement. This Agreement constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter of this Agreement and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

COMPANY:
GEO PETRO RESOURCES COMPANY,
a California corporation

Dated: June 19, 2000	By:	/s/ Stuart J. Doshi

Stuart Doshi
	Its:	President
EMPLOYEE:
Dated: June 19, 2000	By:	/s/ J. Chris Steinhauser

J. Chris Steinhauser

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 12th day of December 2002, by and between GeoPetro Resources Company, a California corporation (“Company”) and J. Chris Steinhauser (“Employee”).

RECITALS

A.       Company and Employee are parties to that certain Employment Agreement dated June 19, 2000 (the “Original Agreement”), pursuant to which Employee agreed to provide certain services to Company and Company agreed to employ Employee as its Chief Financial Officer and Vice President of Finance.

B.            The term of the Original Agreement was for two years, from June 19, 2000 through June 18, 2002, continuing on a month-to-month basis thereafter.

C.            The parties hereto now wish to amend the Original Agreement to extend the term thereof for a definite term and to reflect such other changes as indicated herein.

NOW, THEREFORE, Company and Employee hereby agree as follows:

1. Effective Date. The effective date of this Amendment shall be June 19, 2002 (the “Amendment Effective Date”).

2. Amendment of Original Agreement. The parties hereby amend the Original Agreement as follows:

(a)           Term. Section 1.1 of the Original Agreement shall be deleted and replaced in full with the following:

1.1.      Employment Term. The terms of Employee’s employment under this Agreement shall commence as of June 19, 2002 (the “Effective Date”) and shall continue until three (3) years after the Effective Date (the “Termination Date”), unless earlier terminated in accordance with Section 3 hereafter. The period commencing as of the Effective Date and ending on the Termination Date is hereinafter referred to as the “Employment Term”.

(b)           Salary. Section 1.5 of the Original Agreement shall be deleted and replaced in full with the following:

1.5.      Base Salary. For all the services rendered by Employee hereunder, the Company shall pay Employee a base salary (the “Base Salary”) at the annual rate of $120,000. Employee’s Base Salary shall be payable in installments at such times as the Company customarily pays its other employees.

 3.            Integration. To the extent of any inconsistencies between the terms and conditions of the Original Agreement and those of this Amendment, this Amendment shall govern. Except to the extent that the provisions of the Original Agreement are so superseded, they shall remain in full force and effect.

4.             Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Company and Employee have executed this Amendment as of the date first above written.

GEOPETRO RESOURCES COMPANY

/s/ Stuart J. Doshi	/s/ J. Chris Steinhauser
By: Stuart Doshi	J. Chris Steinhauser
Title:	President

SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 1st day of January 2005, by and between GeoPetro Resources Company, a California corporation (“Company”) and J. Chris Steinhauser (“Employee”).

RECITALS

A.            Company and Employee are parties to that certain Employment Agreement dated June 19, 2000 (the “Original Agreement”) and First Amendment to Employment Agreement dated December 12, 2002, pursuant to which Employee agreed to provide certain services to Company and Company agreed to employ Employee as its Chief Financial Officer and Vice President of Finance.

B.            The term of the Original Agreement was for two years, from June 19, 2000 through June 18, 2002 continuing on a month-to-month basis thereafter, and the term of the First Amendment to Employment Agreement was for three years, from June 19, 2002 through June 18, 2005 continuing on a month-to-month basis thereafter.

C.            The parties hereto now wish to amend the Original Agreement and the First Amendment to Employment Agreement to extend the term thereof for a definite term and to reflect such other changes as indicated herein.

NOW, THEREFORE, Company and Employee hereby agree as follows:

1. Effective Date. The effective date of this Amendment shall be January 1, 2005 (the “Amendment Effective Date”).

2. Amendment of Original Agreement and First Amendment to Employment Agreement. The parties hereby amend the Original Agreement and the First Amendment to Employment Agreement as follows:

(a)                                  Term. Section 2(a) of the First Amendment to Employment Agreement shall be deleted and replaced in full with the following:

1.1.      Employment Term. The terms of Employee’s employment under this Agreement shall commence as of January 1, 2005 (the “Effective Date”) and shall continue until June 30, 2008 (the “Termination Date”), unless earlier terminated in accordance with Section 3 hereafter. The period commencing as of the Effective Date and ending on the Termination Date is hereinafter referred to as the “Employment Term”.

(b)                                 Salary. Section 2(b) of the First Amendment to Employment Agreement shall be deleted and replaced in full with the following:

1.5.      Base Salary. For all the services rendered by Employee hereunder, the Company shall pay Employee a base salary (the “Base Salary”) at the annual rate of $150,000. Employee’s Base Salary shall be payable in installments at such times as the Company customarily pays its other employees.

(c)           Bonus. The Second sentence of Section 1.6 of the Original Agreement which reads as follows, “Employee shall receive an additional $10,000 bonus upon the successful completion of the first merger between the Company and another entity, and an additional $10,000 bonus upon the effectiveness of the Company’s registration statement under the Securities Exchange Act of 1934 or the Securities Act of 1933.” shall be deleted in its entirety.

 3.            Integration. To the extent of any inconsistencies between the terms and conditions of the Original Agreement, the First Amendment to Employment Agreement and those of this Amendment, this Amendment shall govern. Except to the extent that the provisions of the Original Agreement or the First Amendment to employment Agreement are so superseded, they shall remain in full force and effect.

4.             Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Company and Employee have executed this Amendment as of the date first above written.

GEOPETRO RESOURCES COMPANY

/s/ Stuart J. Doshi		/s/ J. Chris Steinhauser
By: Stuart Doshi		J. Chris Steinhauser
Title:	President & CEO